As filed with the Securities and Exchange Commission on May 9, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Owens Corning

(Exact Name of Registrant as specified in its Charter)

Delaware	43-2109021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(Address of principal executive offices)

Owens Corning Deferred Compensation Plan

(Full title of the plan)

Stephen K. Krull

Senior Vice President, General Counsel and Secretary

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

(419) 248-8000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Larry A. Barden

Lisa J. Reategui

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (2)
Deferred Compensation Obligations (1)	$10,000,000	100%	$10,000,000	$393.00

(1)	The Deferred Compensation Obligations are unsecured general obligations of Owens Corning to pay deferred compensation in accordance with the terms of the Owens Corning Deferred Compensation Plan.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, the $239,421.96 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to Registration Statement on Form S-1 (No. 333-136363) initially filed by Owens Corning on August 7, 2006, is being carried forward, of which $393.00 is set off against the registration fee due for this offering and of which $239,028.96 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that have been filed with the Commission by Owens Corning (the “Company”) are incorporated herein by reference (Commission File No. 1-33100):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008.

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 29, 2008, February 7, 2008, March 31, 2008 and May 1, 2008.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, other than any portion of such documents that are furnished (pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or applicable Commission rules) rather than filed, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The deferred compensation obligations being registered under this Registration Statement (the “Obligations”) are issuable under the terms of the Owens Corning Deferred Compensation Plan (the

“Plan”). The Obligations represent obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. Non-employee directors and certain management employees of the Company are entitled to defer receipt of certain cash compensation into the Plan. The Obligations are general unsecured obligations of the Company subject to the claims of its general creditors, and the Plan is considered entirely unfunded for tax purposes. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors.

The amount of compensation to be deferred by each participant in the Plan (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Plan based on elections by each Participant. Amounts deferred under the Plan will be adjusted to reflect the increase or decrease in value from the investment funds to which the Participant’s account balance is allocated at the election of the Participant. Such investment funds may include a fund indexed to the value of Company common stock and other investment options that the Committee specifies from time to time; however, Participants have no actual investment in such investment funds or Company common stock. Distributions are paid in cash only on dates selected by the Participant or upon the Participant’s “separation from service” or a “change in control” (each as defined under Internal Revenue Code Section 409A).

The Committee may amend or terminate the Plan at any time, except that no such amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article X of our amended and restated certificate of incorporation eliminates the personal liability of Owens Corning’s directors to the fullest extent permitted by applicable law. Such section eliminates or limits the personal liability of a director to Owens Corning or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Owens Corning or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of our amended and restated bylaws provides that Owens Corning shall indemnify any and all persons who may serve or who have served at any time as a director or officer of Owens Corning, or may serve or at any time have served at the request of Owens Corning as a director, manager, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, and any directors or officers of Owens Corning who at the request of Owens Corning may serve or at any time have served as agents or fiduciaries of an employee benefit plan of Owens Corning or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, manager, officer, employee or agent, to the fullest extent authorized or permitted by applicable law. Owens Corning may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law, to the fullest extent authorized or permitted by such law.

In addition to the provisions of the amended and restated articles of incorporation and amended and restated bylaws, Owens Corning has entered into indemnification agreements with all of its directors, to indemnify the directors to the fullest extent permitted by the amended and restated bylaws. Owens Corning also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Owens Corning Deferred Compensation Plan (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q (File No. 1-33100) filed on May 2, 2007).

5.1	Opinion of Stephen K. Krull, Senior Vice President, General Counsel and Secretary of the Company.

23.1	Consent of Stephen K. Krull, Senior Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (set forth on the signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on this 9th day of May, 2008.

OWENS CORNING

By:	/s/ Michael H. Thaman
Name:	Michael H. Thaman
Title:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this registration statement appears below hereby constitutes and appoints Stephen K. Krull, Duncan Palmer and Michael H. Thaman and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and any and all other documents filed in connection with such filings, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael H. Thaman	Chairman of the Board, President, Chief Executive Officer and Director	May 9, 2008
Michael H. Thaman

/s/ Duncan Palmer	Senior Vice President and Chief Financial Officer	May 9, 2008
Duncan Palmer

/s/ Mark W. Mayer	Vice President and Chief Accounting Officer	May 9, 2008
Mark W. Mayer

/s/ Norman P. Blake, Jr.	Director	May 9, 2008
Norman P. Blake, Jr.

/s/ Gaston Caperton	Director	May 9, 2008
Gaston Caperton

/s/ William W. Colville	Director	May 9, 2008
William W. Colville

/s/ Ralph F. Hake	Director	May 9, 2008
Ralph F. Hake

/s/ F. Philip Handy	Director	May 9, 2008
F. Philip Handy

/s/ Landon Hilliard	Director	May 9, 2008
Landon Hilliard

/s/ Ann Iverson
Ann Iverson	Director	May 9, 2008

/s/ David J. Lyon	Director	May 9, 2008
David J. Lyon

/s/ James J. McMonagle	Director	May 9, 2008
James J. McMonagle

/s/ W. Howard Morris	Director	May 9, 2008
W. Howard Morris

/s/ Joseph F. Neely	Director	May 9, 2008
Joseph F. Neely

/s/ W. Ann Reynolds	Director	May 9, 2008
W. Ann Reynolds

/s/ Robert B. Smith, Jr.	Director	May 9, 2008
Robert B. Smith, Jr.

/s/ Daniel K. K. Tseung	Director	May 9, 2008
Daniel K. K. Tseung

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Owens Corning Deferred Compensation Plan (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q (File No. 1-33100) filed on May 2, 2007).

5.1	Opinion of Stephen K. Krull, Senior Vice President, General Counsel and Secretary of the Company.

23.1	Consent of Stephen K. Krull, Senior Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (set forth on the signature page to this Registration Statement).